EXHIBIT 99.1

Blue Valley Ban Corp.
11935 Riley
Overland Park, Kansas 66225-6128

Contact:
NEWS RELEASE
Mark A. Fortino
Chief Financial Officer
(913) 338-1000

For Immediate Release Thursday, January 17, 2008
Blue Valley Ban Corp. Reports Annual and Fourth Quarter 2007 Earnings
Overland Park, Kansas, January 18, 2008 – Blue Valley Ban Corp. (OTCBB: BVBC) (“the Company”) today announced net income of $4.5 million or fully-diluted earnings per share of $1.84 per share for the year ended December 31, 2007, compared to net income of $6.9 million or $2.88 per share for the same period in 2006. Net income for the fourth quarter of 2007 was $678,000, or fully-diluted earnings per share of $0.28, compared to $2.1 million, or $0.87 per share for the same period in 2006.
“2007 has been a challenging year for the Company due to the interest rate environment and the industry wide decline in the real estate market. This has resulted in a decrease in the Company’s net interest income and an increase in provision for loan losses as compared to the prior year. However, our average earning assets increased during 2007 primarily due to internal loan growth and the acquisition of Unison Bancorp, and its subsidiary, Western National Bank. We look for continued growth in 2008 and an increase in our net interest income. We feel that in 2008 mortgage origination will stabilize and reflect improvement in the 2nd half of the year. We expect 2008 to be a year of opportunities for the Company as we look to expand our loan and deposit portfolios, and improve our overall financial performance.” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.
During December 2007, the Company’s Board of Directors declared a $0.36 per share cash dividend on the Company’s common stock. The dividend will be paid on January 31, 2008 to shareholders of record as of December 31, 2007.
Operating Results
For the twelve-month period ending December 31, 2007, net interest income decreased 4.43% to $26.6 million compared to $27.9 million for the same period in the prior year, primarily due to lower net interest margin resulting from a higher costs on average interest bearing liabilities. Provision for Loan Losses increased to $2.8 million compared to $1.3 million for the same period in the prior year. The increase is primarily attributed to the internal growth within the loan portfolio and a modest decline in the credit quality of the real estate and construction portfolio. Noninterest income decreased 18.93% to $7.2 million during this period from $8.9 million in the prior year. The principal factor driving the decrease in non-interest income was a decrease in Loans Held for Sale Fee Income resulting from lower mortgage origination volume due to the industry wide decline in the housing market. Noninterest expense of $24.2 million remained relatively flat compared to $24.4 million in the prior year period.
For the fourth quarter of 2007, net interest income decreased 10.48% to $6.4 million compared to $7.2 million for the same period in the prior year, primarily due to lower net interest margin resulting from a lower yield on average earning assets and higher costs on average interest bearing liabilities. Provision for Loan Losses increased to $1.9 million compared to $50,000 for the same period in the prior year. The increase is primarily attributed to the internal growth within the loan portfolio and a modest decline in the credit quality of the real estate and construction portfolio. Noninterest income decreased to $1.6 million during this period from $2.3 million in the prior year, a decrease of 30.26% due primarily to a decrease in Loans Held for Sale Fee Income resulting from lower mortgage origination volume due to an industry wide decline in the housing market. Noninterest expense decreased 10.17% to $5.5 million compared to $6.1 million in the prior year period. This decrease in noninterest expense relates primarily to lower compensation costs due to the restructuring of the mortgage division during 2007.

Total assets, loans and deposits at December 31, 2007 were $736.2 million, $596.6 million and $536.4 million, respectively, compared to $692.2 million, $528.5 million and $535.9 million one year earlier, respectively, increases of 6.36%, 12.89% and 0.09%, respectively.
About Blue Valley Ban Corp.
Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; a deterioration of general economic conditions or the demand for housing in the Company’s market areas; legislative or regulatory changes; adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the loss of key personnel; significant increases in competition; and the possible dilutive effect of potential acquisitions or expansions. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements

BLUE VALLEY BAN CORP.
FOURTH QUARTER 2007
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(unaudited)

	2007	2006
Twelve Months Ended December 31
Net interest income	$26,635	$27,870
Provision for loan losses	2,855	1,255
Non-interest income	7,200	8,881
Non-interest expense	24,217	24,374
Net income	4,488	6,923
Net income per share — Basic	1.86	2.93
Net income per share — Diluted	1.84	2.88
Common stock dividend per share	0.36	0.30
Return on average assets	0.62%	1.00%
Return on average equity	7.88%	13.81%

Three Months Ended December 31
Net interest income	$6,416	$7,167
Provision for loan losses	1,865	50
Non-interest income	1,636	2,346
Non-interest expense	5,474	6,094
Net Income	678	2,099
Net income per share — Basic	0.28	0.89
Net income per share — Diluted	0.28	0.87
Return on average assets	0.37%	1.20%
Return on average equity	4.52%	15.53%

At December 31
Assets	$736,213	$692,219
Loans	596,646	528,515
Deposits	536,370	535,864
Stockholders’ Equity	58,934	53,820